ALLONGE

(FUNB 2001-C4; Loan No. 502694601)

THIS ALLONGE IS TO BE ATTACHED to that certain Promissory Note dated August 1, 2001, payable by SUNWOOD VILLAGE JOINT VENTURE, LIMITED PARTNERSHIP, a Nevada limited partnership, to the order of FIRST UNION NATIONAL BANK, a national banking association, in the original principal amount of Ten Million Eighty Thousand and No/100 U.S. Dollars (U.S. $10,080,000.00) (the “Note”).

PAY TO THE ORDER OF EVEREST PROPERTIES II, LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, WITHOUT RECOURSE AND WITHOUT REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR BY OPERATION OF LAW, OF ANY KIND AND/OR NATURE WHATSOEVER, EXCEPT THAT THE UNDERSIGNED (A) IS THE PAYEE OF THE NOTE; (B) HAS NOT SOLD, TRANSFERRED, ASSIGNED, CONVEYED, PLEDGED OR ENDORSED ANY RIGHT, TITLE OR INTEREST THE NOTE TO ANY PERSON OR ENTITY OTHER THAN EVEREST PROPERTIES II, LLC; AND (C) HAS FULL RIGHT AND POWER TO SELL AND ASSIGN THE SAME, SUBJECT TO NO INTEREST OR PARTICIPATION OF, OR AGREEMENT WITH, ANY PARTY OTHER THAN EVEREST PROPERTIES II, LLC.

Dated: April 23, 2007.

WELLS FARGO BANK, N.A., A NATIONAL
BANKING ASSOCIATION, SUCCESSOR BY
MERGER TO WELLS FAHGO BANK
MINNESOTA, N.A., AS TRUSTEE FOR THE
REGISTERED HOLDERS OF FIRST UNION
NATIONAL BANK COMMERCIAL
MORTGAGE TRUST, COMMERCIAL
MORTGAGE PASS-THROUGH
CERTIFICATES, SERIES 2001-C4

By:	LNR Partners, Inc., a Florida corporation, its attorney-in-fact under Limited Power of Attorney dated May 31, 2005
	By:	/S/ RANDOLPH J. WOLPERT
Randolph J. Wolpert, Vice President